EXHIBIT 99.1

Liberty Tax Service Names Nick Bates as Chief Financial Officer

VIRGINIA BEACH, Va., Dec. 14, 2017 (GLOBE NEWSWIRE) -- Liberty Tax, Inc. (NASDAQ:TAX), the parent company of Liberty Tax Service, announced today that Nick Bates will assume the position of Chief Financial Officer, effective January 1, 2018. Mr. Bates will succeed Kathy Donovan, who will provide consulting services to the Company until March 31, 2018, in order to promote a smooth transition.

Mr. Bates has extensive experience at both public and private companies. Most recently, he has served as our Vice President of Finance and Corporate Controller.  Prior to that, Mr. Bates spent five years at Catapult Learning, LLC, most recently as the Chief Financial Officer.  Prior to Catapult, he held several positions at MedQuist Inc., in various financial roles.

“Nick has been an integral part of our management team and is well respected by the entire organization.  We are thrilled that he is able to step right in and immediately make a positive impact on the organization,” said CEO, Ed Brunot.

About Liberty Tax, Inc.
Founded in 1997, Liberty Tax, Inc. (NASDAQ:TAX) is the parent company of Liberty Tax Service. In the U.S. and Canada, last year, Liberty Tax prepared over two million individual income tax returns in more than 4,000 offices and online. Liberty Tax's online services are available through eSmart Tax, Liberty Online and DIY Tax, and are all backed by the tax professionals at Liberty Tax locations and its nationwide network of seasonal tax preparers. Liberty Tax also supports local communities with fundraising endeavors and contributes as a national sponsor to many charitable causes. For a more in-depth look, visit Liberty Tax Service and interact with Liberty Tax on Twitter and Facebook.

CONTACTS:
Investor Relations
Liberty Tax, Inc.
(757) 493-8855
investorrelations@libtax.com

Media: Vanessa Szajnoga
Liberty Tax, Inc.
General Counsel
(757) 493-8855
vanessa.szajnoga@libtax.com